Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Chief Operating Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK ANNOUNCES PROMOTION OF JUDD TIRNAUER

TO SENIOR VICE PRESIDENT - CHIEF FINANCIAL OFFICER

Philadelphia, PA, July 24, 2008 – Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced that Judd P. Tirnauer, the Company’s current Vice President-Finance, has been promoted to the position of Senior Vice President-Chief Financial Officer.  Mr. Tirnauer has served as Vice President-Finance of the Company since June 2005, having previously served with the Company as Vice President-Financial Planning & Analysis since October 2003, and Director of Financial Planning & Analysis since joining Mothers Work in November 2001.  Mr. Tirnauer has earned both a Masters in Business Administration degree and a Juris Doctorate legal degree, and has earned a Certified Public Accountant designation.  In connection with the promotion of Mr. Tirnauer, Edward (Ed) Krell, who has served as the Company’s Chief Operating Officer & Chief Financial Officer, will now have the title Chief Operating Officer.  Mr. Tirnauer continues to report to Mr. Krell.  Mr. Krell continues to report to both Dan Matthias, Chairman of the Board and Chief Executive Officer, and Rebecca Matthias, President and Chief Creative Officer.

Ed Krell, the Company’s Chief Operating Officer, stated, “We are very pleased to announce Judd’s promotion to Senior Vice President-Chief Financial Officer.  Since joining us in 2001, Judd has taken on increasing responsibility within the finance area, especially in recent years as I have taken on management responsibility over more areas outside of the financial function.  Judd has stepped up to these increased responsibilities in an impressive fashion, has developed strong knowledge of all areas of our business, and has participated actively in our strategic and operational initiatives.  We look forward to Judd’s continuing contributions to the Company and congratulate him on his new position.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of June 30, 2008, Mothers Work operates 1,055 maternity locations, including 761 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected expense savings, results of operations, liquidity and financial condition and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our various business initiatives, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, weather, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.